Purchase and Sale Agreement
                           ---------------------------



THIS AGREEMENT dated effective the 25th day of March 2003.

BETWEEN;


          HAWKEYE DRILLING CO., a Louisiana corporation having its mailing address at P.O. Box 98, Waskom, Texas, 75692

          (hereinafter referred to as "Vendor")

AND

          UNIVERSAL DOMAINS INCORPORATED, a Canada federal corporation having its principal office at Suite 502 - 828 Howe Street, Vancouver, British Columbia, V6Z 1R3

          (hereinafter referred to as "Purchaser")

WHEREAS Vendor owns and operates certain oil and gas Assets and other interests in Puckett Field, Rankin and Smith Counties, Mississippi; and

WHEREAS the Vendor had entered into a Letter of Intent with Exeter International and Exeter International had subsequently assigned all rights and obligations to the Letter of Intent to the Purchaser; and

WHEREAS Vendor has agreed to sell the Assets to Purchaser and Purchaser has agreed to purchase from Vendor the Assets on and subject to the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements set out, the Parties covenant and agree as follows:

1.   DEFINITIONS
----------------

1.1 DEFINITIONS. In this Agreement, the following terms have the following respective meanings, unless the context otherwise requires:

     (a) "ABANDONMENT AND RECLAMATION OBLIGATION" means the abandonment of any Wells, Tangible Interests or Miscellaneous Interests including, without limitation, any closing, decommissioning, dismantling and removing of any tangible depreciable property, Assets on the Lands, or lands pooled, unitized or adjacent therewith, in connection with such abandonment, and restoring the surface of the Lands, or lands pooled or unitized therewith, all in compliance with laws, regulations, orders and directives of governmental authorities having jurisdiction with respect to the said abandonment or the said restoration of the surface of the lands;

     (b) "AGREEMENT" means this document together with the recitals and Schedules attached hereto;



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     (c)  "ASSETS"  means an undivided  seventy-five  percent  (75%) of Vendor's entire interest in the Petroleum and Natural Gas Rights, the Tangible Interests, and the Miscellaneous Interests;

     (d) "BUSINESS DAY" means a day other than a Saturday, Sunday or any statutory holiday in British Columbia or the States of Mississippi, Louisiana or Texas;

     (e) "CARRIED INTEREST" means working, leasehold or mineral interests in the Lands owned by one party but whose proportionate costs, obligations and liability with respect to exploration, development and/or production of the minerals in, on or under such Lands has been assumed by another party;

     (f) "CASH PAYMENT" means the total sum of Two Hundred Twenty-Five Thousand Dollars ($225,000) to be paid to Vendor, or its designees and assigns in such partial amounts and timing of payment as the Vendor, or its designees and assigns, may declare:

          (i) from up to 50% of the gross production revenue earned from existing wells on the Lands, including the Earning Well; or

          (ii) from additional "restricted" shares of the Purchaser to be issued to the Vendor in such a number of shares as equal to $225,000 divided by the Market Price of the shares of the Purchaser at the time of issuance; or

          (iii)  from a combination of (i) or (ii) above.

          Purchaser will also have the option of making all or any of the Cash Payment from the Purchaser's cash reserves at any time prior to or on the Second Closing Date;

     (g) "CLOSING" means the exchange of documents and consideration on the First or Second Closing Date as contemplated herein;

          (i) "FIRST CLOSING DATE" means 7 o'clock p.m. (Pacific Time) on the date which is seven (7) Business Days after the execution date of this Agreement unless such date is amended by agreement in writing by the Parties;

          (ii) "SECOND CLOSING DATE" means 7 o'clock p.m. (Pacific Time) on the date which is seven (7) Business Days after the Earning Well has been either completed as a well capable of production in paying quantities or abandoned, unless such date is amended by agreement in writing by the Parties

     (h) "CONVEYANCE DOCUMENTS" means the documents described in Clause 4.4 required to complete the transfer and assignment of the Assets;

     (i) "CONSULTING AGREEMENT" means the consulting agreement substantially in the form of Schedule "I" attached hereto and as required in accordance with Clause 13.6;

     (j) "DOCUMENTS OF TITLE" means collectively any and all certificates of title, leases, permits, licenses, unit agreements, assignments, trust declarations, royalty agreements, operating agreements or procedures, participation agreements, farmin and farmout agreements, sale and purchase agreements, pooling agreements and other agreements by virtue of which Vendor is entitled to, as of the First Closing Date, the




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          Petroleum  and Natural Gas Rights,  the  Tangible  Interests,  and the
          Miscellaneous Interests, and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor;

     (k)  "DOLLARS" or "$" means United States dollars;

     (l) "EARNING WELL" means the new well designated and described in, and to be drilled under, the Farmout Agreement;

     (m) "EARNING WELL DRILLING FUNDS" means five hundred thousand dollars ($500,000), which is the amount of dollars Purchaser will be required to raise and deliver to Operator prior to the drilling of the Earning Well for the estimated cost to drill, test, and set casing on the Earning Well;

     (n) "EFFECTIVE DATE" means the 1st day of the month after either the First or Second Closing Date occurs and shall be the effective date for all Conveyance Documents executed at the respective Closing;

     (o)  "ENVIRONMENTAL DAMAGE" means any one or more of the following:

          (i)    ground water, surface water or aquifer contamination,

          (ii)   soil contamination,

          (iii) corrosion or deterioration of structures, equipment, fences, gathering lines or any other Tangible Interests;

          (iv)   emissions of toxic or hazardous substances, and

          (v)    the  effects of  non-compliance   with  any  environmental law,
                 regulation, order or directive of any governmental authority having jurisdiction at the relevant time;

     (p) "ESCROW AGENT" means a mutually agreed upon third party escrow agent whose escrow obligations are set forth in the Escrow Agreement attached as Schedule "H";

     (q) "FARMOUT AGREEMENT" means the Farmout agreement substantially in the form and containing the terms set out in Schedule "K";

     (r) "FINAL ADJUSTMENT" means those further accounting and adjustments, contemplated pursuant to Clause 3.10.1(b) of this Agreement, to be made subsequent to the Closing Date;

     (s) "GENERAL. CONVEYANCE" means an assignment of part or all the Assets in substantially in the form of, and containing the terms in, Schedule "C" attached hereto and as required in accordance with Clause 4.4;

     (t) "INTERIM ADJUSTMENTS" means those interim accounting and adjustments, contemplated pursuant to Clause 3.10.1(a) of this Agreement, to be made on the Closing Date;

     (u) "KNOWLEDGE", for purposes of Clauses 9.1 and 10.1, means Vendor or Purchaser, as the case may be, shall be deemed to actually know or


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          have  knowledge of a matter,  circumstance  or thing when such matter, circumstance or thing has come to the attention of:

          (i) an officer of such corporation (who as at the date hereof and at the Closing Date is an officer of such corporation); or

          (ii) with respect to Vendor's records, a senior employee of Vendor with responsibility for matters to which the matter, circumstance or thing relates (who as of the date hereof is a senior employee of such corporation with such responsibility); or

          (iii) with respect to examination of Vendor's records made available for inspection trader this Agreement, an employee or consultant of Purchaser with the responsibility for conducting due diligence review and evaluation of said records in connection with and as a part of this transaction under circumstances which a reasonable person having experience in the oil and gas industry would take cognizance of the matter, circumstance or thing;

     (v) "LANDS" means the lands in which Vendor is shown to have an interest as set forth and described in Schedule "A";

     (w) "LETTER OF INTENT" means the letter of intent dated February 20, 2003 and accepted on February 21, 2003 between Exeter International and the Vendor;

     (x) "MARKET PRICE" means the average closing price of the Purchaser's common shares as quoted for trading on the OTC Bulletin Board for the 30 trading days previous to the date from which it is measured;

     (y) "MISCELLANEOUS INTERESTS" means the entire undivided right, title, estate and interest of Vendor, at the Effective Date, in and to all property, assets and rights, to the extent pertaining to Petroleum and Natural Gas Rights or Tangible Interests (excluding therefrom materials and supplies used in connection with operations where the costs have not been charged to the joint account of Persons having an interest therein and also excluding Petroleum and Natural Gas Rights or Tangible Interests), but including without limitation to the generality of the foregoing:

          (i) all Documents of Title and other agreements to the extent relating to Petroleum and Natural Gas Rights or Tangible Interests or any rights in relation thereto, including, without limitation, royalty agreements, joint operating agreements, gas processing agreements, gas transmission agreements, gas balancing agreements, common stream agreements, natural gas transportation agreements and agreements for the construction, ownership and operation of facilities;

          (ii) all books, maps, records, documents, well, plant and other reports files, technical and seismic data, information, records and non-interpretative production and engineering information which relates directly to Petroleum and Natural Gas Rights or Tangible Interests, that Vendor either has in its custody or to which Vendor has access, but excluding:


                 (A)  tax, legal and financial records of the Vendor;



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                 (B)  economic  evaluations,   engineering,    geophysical   and
                      geological information, to the extent which Vendor is contractually prohibited from selling or disclosing to other Persons;

          (iii)  all well licenses issued in connection with the Wells;

          (iv)   all rights of  Vendor as  seller  under  the  Production  Sales
                 Agreements, but only to the extent such Production Sales Agreements are severable if they contain more lands or zones than the relevant Lands or lands pooled or unitized therewith (the "relevant lands") having a term exceeding thirty-one (31) days but only to the extent such agreements are severable if they contain more lands or zones than the relevant Lands;

          (v) all subsisting rights to enter upon, use and occupy the surface of any of the Lands, or to carry out operations thereon or therein and any other lands with which the Lands have been pooled or unitized or on which Tangible Interests are situate, including easements, right of way agreements and agreements for road crossing rights;

          (vi) all oil, condensate, natural gas, and natural gas liquids produced after the Effective Date, including without limitation inventory, including "line fill" and inventory below pipeline connection in tanks, attributable to the interests conveyed;

          (vii) all surface use agreements, easements, rights-of-ways, licenses, authorizations, permits and similar rights and interest applicable to, or used or useful in connection with, any or all of the interests conveyed herein.

     (z) "OPERATING AGREEMENT" means the operating agreement substantially in the form of Schedule "J" attached hereto and as required in accordance with Clause 13.5;

     (aa) "OPERATOR" has the agreement given to such term in the Operating Agreement.

     (bb) "PARTIES" means all parties to this Agreement, and "PARTY" means any of them;

     (cc) "PERMITTED ENCUMBRANCES" means:

          (i) existing easements, rights of way, servitude's or other similar rights in lands;

          (ii) the rights reserved to or vested in any government or other public authority by the terms of any statutory provision, to terminate any Documents of Title or to require annual or other periodic payments as a condition of the continuance thereof;

          (iii) the right reserved to any governmental authority to levy taxes on Petroleum Substances or the income or revenue therefrom and governmental requirements as to production rates on the operations of any property;

          (iv) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority;




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          (v)    undetermined or  inchoate liens incurred or created as security in favor of the Person conducting the operation of any of the Assets for Vendor's proportion of the costs and expenses of such operations;

          (vi) liens for taxes, assessments or governmental charges, which are not due or which are not delinquent;

          (vii) mechanics', builders' or materialmen's liens in respect of services rendered or goods supplied for which payment is not at the time due;

          (viii) the reservations, limitations, provisos and conditions in any original grants from a governmental authority of any of the Lands or interests therein and statutory exceptions to title;

          (ix)   agreements and plans relating to pooling or unitization;

          (x) liens granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations conducted with respect to the Assets;

          (xi)   the terms and conditions of the Documents of Title;

          (xii) royalty burdens under the Leases set forth in Schedule A and other encumbrances set forth in Schedule "D";

          (xiii) Vendor Royalty Interest;

          (xiv) Production Sales Agreements and any other agreements for the sale of production from the Petroleum and Natural Gas Rights to the extent that such agreements are terminable on not greater than 30 days notice without an early termination penalty or other cost;

          (xv)   trust obligations in the ordinary course of business; and

          (xvi) the Mortgage held by Vendor as security for payment of the Cash Payment;

          (xvii) all reservations, conditions and requirements, whether or not satisfied, set forth in any title opinions covering the Lands provided to the Purchaser or its designated representative during Purchasers review under Section 5 of this Agreement.

     (dd) "PERSON" means any natural person, firm, corporation, partnership, trustee, trust, unincorporated association, government or government agency not a Party, and pronouns used in connection therewith have a similar extended meaning;

     (ee) "PETROLEUM AND NATURAL GAS RIGHTS" means the entire undivided right, title and interest of the Vendor at the Effective Date, in and to

          (i) all oil, gas and mineral leases or other mineral interests covering the Lands ("Leases"), including without limitation the Leases specifically described in Schedule "A";




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          (ii)   the Petroleum  Substances  in the Lands or any  lands pooled or unitized therewith attributable to the Leases;

          (iii)  the right to explore for and product the Petroleum  Substances;
                 and

          (iv) any royalty or other rights to receive revenue from the sale of Petroleum Substances in the Lands;

     (ff) "PETROLEUM SUBSTANCES" means petroleum, natural gas and related hydrocarbons, sulfur, and all other substances whether liquid, solid or gaseous and whether hydrocarbons or not, insofar as the rights to such substances or the proceeds therefrom are granted by the Documents of Title;

     (gg) "PURCHASE PRICE" means the sum referred to in Clause 3.5;

     (hh) "RESTRICTED SHARES" means the common shares of the stock of Purchaser to be issued to Vendor as described in Clause 3.2(a) (iii) and such additional shares issued pursuant to Clause 13.8;

     (ii) "RIGHTS OF FIRST REFUSAL" means a right of first refusal, pre-emptive right of purchase or similar right whereby any Person, other than Vendor, would have the right to acquire or purchase all or a portion of the Assets as a consequence of Vendor having agreed to sell the Assets to Purchaser in accordance herewith;

     (jj) "PRODUCTION SALES AGREEMENTS" means those agreements for the sale of production from the Petroleum and Natural Gas Rights;

     (kk) "SEISMIC DATA" means all records, reports and data associated with all seismic lines within a one (1) mile perimeter surrounding the Lands set forth on the plats which Vendor may currently have in its possession as part of its data base and may include the following:

          (i) all permanent records of basic field data including, but not limited to, any and all microfilm or paper copies of seismic driller's reports, monitor records, observer's reports and survey notes and any and all copies of magnetic field tapes or conversions thereof;

          (ii) all permanent records of the processed field data including, but not limited to any and all microfilm or paper copies of shot point maps, pre and post-stacked records sections including amplitude, phase and structural displays, post-stack data manipulations including filters, migrations and wavelet enhancements, and any and all copies of final stacked tapes and any manipulations and conversions thereof; and

          (iii) in the case of 3D seismic, in addition to the foregoing, all permanent records or bin locations, bin fold, static corrections, surface elevations and any other relevant information

     (ll) "TAKE OR PAY AMOUNT" means an amount equal to the Take or Pay payments outstanding at the Effective Date in respect of production sales agreements attributable to the Assets;




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     (mm) "TANGIBLE  INTERESTS" means the entire undivided interest of Vendor at the Effective Date in and to

          (i) all well-bores and casing associated with the Wells situated within the Lands, or lands pooled or unitized; and

          (ii) all tangible depreciable equipment, facilities and other personal property situated in, on or off the Lands (or lands pooled or unitized therewith) and to the extent that they are used or intended for use in connection with producing, gathering, processing, treating, storing, compressing or transporting Petroleum Substances produced from the Wells and Lands, including, without limitation, all tangible depreciable property and assets which form part of the Wells, but excluding items such as tubing and casing, etc. stored on the Lands as inventory or surplus material.

     (nn) "TERMINATION OF THE FARMOUT AGREEMENT" means the termination or cancellation of the Farmout Agreement under its terms because of Purchaser's failure to find or otherwise cause the timely commencement of operations on the Earning Well.

     (oo) "VENDOR ROYALTY INTEREST" means the difference between the royalty interest encumbering the Leases one day prior to the Effective Date and twenty-five percent (25%) which interest shall be retained by Vendor in and pursuant to any General Conveyance under or pursuant to this Agreement.

     (pp) "VENDOR'S CARRIED INTEREST" means Vendor's retained twenty-five Percent (25%) interest in the Petroleum and Natural Gas Rights, the Tangible Interests, and the Miscellaneous Interests excluded from the Assets, of which the proportionate costs, obligations and liability will be assumed by Purchaser in the General Conveyances for all purposes with respect to the existing Wells on the Lands and for the drilling, completion, testing and connection to pipeline or other purchaser of the Earning Well.

     (qq) "WELLS" means all producing, suspended, or shut-in wells and all water source or injection wells located within or on the Lands or on any lands with which the Lands have been pooled or unitized, including without limitation, those wells as set forth and described in Schedule "D" and any other wells in which the Vendor's interest in the Petroleum and Natural Gas Rights have terminated and the Abandonment and Reclamation Obligations remain.

     (rr) "WORKOVER FUNDS" means the fifty thousand dollars ($50,000) tendered by Purchaser at the First Closing Date pursuant to Clause 3.2(a)(ii).

1.2 DERIVATIVES. When a capitalized derivative of a term defined herein is used, it shall have the corresponding meaning of the defined term, unless the context otherwise requires.

1.3 INTERPRETATION. If Closing does not occur, each provision of this Agreement which presumes Purchaser has acquired the Assets shall be construed as having been contingent upon Closing having occurred.






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2.   SCHEDULES
--------------

2.1 LIST OF SCHEDULES. The following are the Schedules attached to and made a part of this Agreement:

     (a)  Schedule "A" - Lands and Leases

     (b)  Schedule "B" - Officer's Certificates

     (c)  Schedule "C" - Assignment and Bill of Sale

     (d)  Schedule "D" - Wells and Other Tangible and Miscellaneous Interests

     (e) Schedule "E" - Deed of Trust, Mortgage, Assignment and Security Agreement ("Mortgage")

     (f) Schedule "F" - Loan Agreement and Production Payment Obligation (for the Cash Payment)

     (g)  Schedule "G" - Registration Rights Agreement

     (h)  Schedule "H" - Escrow Agreement for Restricted Shares

     (i)  Schedule "I" - Consulting Agreement

     (j)  Schedule "J" - Operating Agreement

     (k)  Schedule "K" - Farmout Agreement

2.2 CONFLICTS. In the event of any conflicts between the provisions of the body of this Agreement and the Schedules, the provisions of the body of this Agreement shall prevail. In the event of any conflicts between the provisions of this Agreement and the Documents of Title, the provisions of the Documents of Title shall prevail.

3.   PURCHASE AND SALE
----------------------

3.1 ASSETS TO BE PURCHASED AND SOLD. In accordance with the terms and conditions of this Agreement, Vendor agrees to sell to Purchaser and Purchaser agrees to purchase from Vendor, 100% of the Assets, subject to Permitted Encumbrances and the obligation to bear Vendor's Carried Interest for the consideration set forth in Clause 3.2 below,

     (a) On the First Closing Date, Vendor shall deliver to the Purchaser and Purchaser will acquire

          (i) a General Conveyance of an undivided fifty percent (50%) interest in the Assets; and

          (ii)   a  farm-in  of  the  remaining  undivided  fifty percent  (50%)
                 interest  in   the  Assets  under  the  terms  of  the  Farmout
                 Agreement;





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     (b)  On the Second  Closing  Date,  if the  conditions  precedent  are met,
          Vendor shall deliver to Purchaser and Purchaser will acquire a General Conveyance of the remaining fifty percent (50%) undivided interest in the Assets.

3.2  CONSIDERATION  FOR  THE  ASSETS.  Purchaser  will  deliver  to  Vendor,  as
     consideration   for  the   acquisition   of  the  Assets,   the   following
     consideration to be paid in the following manner:

     (a) At the First Closing Date, for the first undivided fifty percent (50%) interest in the Assets:

          (i) Payment of a non-refundable fee of thirty thousand dollars ($30,000), by wire or Cashier's Check to Vendor;

          (ii) Payment of the Workover Funds ($50,000) to the trust account of Fraser and Company, Solicitors and Attorneys for Purchaser ("Trustee"), in trust for disbursement to Vendor pursuant to Clause 13.12;

          (iii) Issuance of such number of common shares of Purchaser that is equal to the greater of either 15,000,000 common shares or an undiluted 20% of the issued and outstanding shares of the Purchaser (such calculation to include the number of common share issued to Vendor under this Agreement in the denominator), and will be "restricted stock" as defined under Rule 144 of the Securities Act of 1933, will be issued to Vendor as of the Effective Date and will be delivered to the Escrow Agent under the Escrow Agreement (Schedule "H"), but under the terms and conditions of the Registration Rights Agreement (Schedule "G");

          (iv) Execution of a Loan Agreement and Production Payment Obligation for the Cash Payment in substantially the same form and terms as set out in Schedule G;

          (v) Execution of the Mortgage and related financing statements securing the Loan Agreement and Production Payment Obligation in substantially the same form and terms as set out in Schedule E; and

          (vi) Assumption of costs and liability associated with Vendor's Carried Interest as described in Clause 3.6.

     (b) At the Second Closing Date, assuming all conditions precedent have been met and the Purchaser is not in breach of any of its obligations under this Agreement or under the Agreements, for the second undivided fifty percent (50%) interest in the Assets;

          (i) As a condition precedent, having funded, drilled and tested all potentially productive zones in the Earning Well pursuant to the terms and provisions of the Farmout Agreement; and

          (ii) Fully paying or otherwise satisfying the Loan Agreement and Production Payment Obligation for the Cash Payment.






                           Purchase and Sale Agreement

3.3 PURCHASED ASSETS ONLY. Unless specifically included in the definition of Assets, all of the other property and assets of Vendor shall be excluded from the purchase and sale provided for in this Agreement.

3.4  RESTRICTED   SHARES  LEGEND.   Vendor  agrees  and  acknowledges  that  the
     certificates   evidencing   the   Restricted   Shares  may  bear  a  legend
     substantially in the following form, or as may be required by applicable securities laws:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted stock" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to the effective registration statement under the act or pursuant to an exemption from registration under the Act, the availability of which is to he established to the satisfaction of the Company.

3.5 PURCHASE PRICE. The purchase price of the Assets is deemed to be the equivalent of the cumulative value of the consideration paid by Purchaser described in Clause 3.2 at each closing as of the respective Closing Dates.

3.6 VENDOR'S CARRIED INTEREST. All costs, obligations and liability attributable to Vendor's proportionate reserved undivided twenty-five percent (25%) working interest in the Petroleum and Natural Gas Rights, the Tangible Interests, and the Miscellaneous Interests shall be assumed and paid for by Purchaser with respect to

     (a)  all existing Wells; and

     (b)  the Earning Well, until the initial non-test production.

     Vendor will be responsible for all costs, obligations and liabilities associated with this carried working interest pursuant to the Operating Agreement to be executed as one of the Conveyance Documents as follows:

     (a) As to the Earning Well, from and after the initial non-test production of Earning Well; and

     (b)  all operations on any new well or wells drilled on the Lands under and

3.7 EARLY PAYMENT OF CASH PAYMENT. Purchaser may elect at its sole and absolute discretion to make the Cash Payment partially or in full from its own cash reserves, from the issuance of its shares, or from production revenue as all particularly described in Clause 1.1(f).

3.8 ESCROW AND RELEASE OF SHARES. The Restricted Shares shall be delivered to the Escrow Agent and released to Vendor on the date which is one year from the First Closing Date or to the Purchaser pursuant to termination as described in Clause 17.2

3.9  ADJUSTMENTS ON AND SUBSEQUENT TO CLOSING DATE.

     3.9.1 BASIS OF ADJUSTMENTS. All benefits and obligations of every kind and nature payable or paid and received or receivable in respect of the Assets, including without limitation, royalty payments, maintenance, development, operating and capital costs and the proceeds for the sale of production, shall, except as otherwise provided herein, be apportioned between Vendor and Purchaser as of the respective Effective Date. Costs and expenses



                           Purchase and Sale Agreement
     accruing between the First and Second Closing Dates will be apportioned equally between Purchaser and Vendor. Costs and expenses for work done, services provided and goods and services supplied shall be deemed to accrue for the purposes of this Article when the work is done and the goods or services are provided, regardless of when such costs and expenses become payable.

     (a)  INTERIM ADJUSTMENTS.

          At least five (5) Business Days after the respective Closing Date, Vendor shall provide to Purchaser an interim accounting and adjustment in draft form, together with the information in support thereof, for review and examination by Purchaser. This interim accounting and adjustment shall be made by Vendor based upon all revenues, royalties, operating costs and capital costs accruing to Purchaser and received by the Vendor for the period commencing after the respective Effective Date. All revenues received by the Vendor, which were not accounted for as of the Closing and which are due to the Purchaser, shall after deducting any obligations or costs attributable to the Purchaser, be paid to the Purchaser within thirty (30) days of the receipt by Vendor.

     (b)  FINAL ADJUSTMENT.

          Within  six (6)  months  following  the  respective  Effective  Date a further accounting shall be prepared by Vendor in regard to all charges and credits to be adjusted between Vendor and Purchaser on a item by item basis after the respective Closing Date as soon as reasonably practicable. All revenues which are received or receivable by Vendor from the Assets and which are due to Purchaser shall, after deducting the obligations and costs for which Purchaser is responsible, be paid to Purchaser either on the Closing if they have been received on or before the respective Closing Date or within (30) days of receipt thereof, if they are received after such Closing Date. Any monies received by Vendor shall be received as agent for and on behalf of Purchaser. The Vendor shall not be obligated to make any further adjustments after the six (6) months unless a specified request in writing is received within six (6) months following the respective Closing Date identifying in reasonable detail an adjustment required by this Agreement. The aforesaid six (6) month time frame does not apply to sub-clauses (c) and (d) hereof.

     3.9.2 RENTALS AND TAXES. Notwithstanding the provisions of Clause 3.9.1, rentals and all similar payments made by Vendor to preserve the Documents of Title, freehold mineral taxes and property taxes shall be apportioned as between Vendor and Purchaser on a per diem basis as of the respective Effective Date, whether paid by Vendor before or after the Effective Date if relating to the period after the respective Effective Date, unless Vendor elects to waive such apportionment of all or any portion of those payments which have been paid by Vendor and relate to the period after the Effective Date. Purchaser shall include in its income the proceeds and expenses related to Petroleum Substances produced on or after the Effective Date and shall be responsible for the payment of all income tax payable in respect thereto.

     3.9.3 PRODUCTION. With the exception of sulphur, all Petroleum Substances in inventory (i.e. which have been produced from the Lands and are in tanks or in any other form of storage) and to which Vendor is entitled at the Effective Date of the First Closing Date do not comprise part of the Assets and remain the property of Vendor. The proceeds from the sale therefrom shall accrue and belong to Vendor. Sales of Petroleum Substances shall be deemed to occur on a "first in, first out" basis. Vendor shall reimburse Purchaser for any reasonable charges paid by Purchaser to Persons for storage or sale of such inventory of Vendor, including costs of




                           Purchase and Sale Agreement
     transporting such inventory to the point of sale and royalties payable in respect of such inventory, notwithstanding the provisions of Clause 3.9.1.

     3.9.4 ACCOUNTS RECEIVABLE. Purchaser shall provide all reasonable assistance to Vendor with respect to the collection from others of any accounts receivable of Vendor which relate to the Assets and which accrued prior to the Effective Date.

4.   CLOSING, SHARES AND CONVEYANCE DOCUMENTS
---------------------------------------------

4.1 TRANSFER OF POSSESSION. Possession of 50% of the Assets is deemed to pass from Vendor to Purchaser on the Effective Date of the First Closing Date,

4.2 PLACE OF CLOSING. Unless otherwise agreed in writing by the Parties, Closing shall take place at the offices of Purchaser's lawyers at 1200 - 999 West Hastings Street, Vancouver, British Columbia, V6C 2W2.

4.3 CLOSING AND DELIVERY OF SHARES. On the First Closing Date, Purchaser shall deliver the Restricted Shares to the Escrow Agent.

4.4  CONVEYANCE DOCUMENTS.

     (a) Vendor shall execute and deliver to Purchaser on the First Closing Date, the following Conveyance Documents:

          (i) General Conveyance of fifty percent (50%) of the Assets in the form of Schedule "C" hereto;

          (ii)   Farmout Agreement (Schedule "K"); and

          (iii)  Operating Agreement (Schedule "J").

     (b) Purchaser shall execute and deliver to Vendor on the First Closing Date, the following Conveyance Documents:

          (i) General Conveyance (Schedule "C") assuming liability and casts attributable to Vendor's Carried Interest;

          (ii) Loan Agreement and Production Payment Obligation for the Cash Payment (Schedule "F");

          (iii)  Mortgage (Schedule "E");

          (iv)   Farmout Agreement (Schedule "K"); and

          (v)    Operating Agreement (Schedule "J").

     (c) Vendor shall execute and deliver to Purchaser on the Second Closing Date, the following Conveyance Documents:

          (i) General Conveyance of fifty percent (50%) of the Assets in the form of Schedule "C" hereto; and



                           Purchase and Sale Agreement

          (ii)   A release and discharge of the Mortgage

     (d) Within five (5) Business Days after the First Closing Date, the Parties shall also execute the Consulting Agreement (Schedule "I").

4.5 COST OF RECORDATION. Purchaser shall bear all costs incurred in recording all Conveyance Documents relating to the Assets and all costs of preparing and recording any further Conveyance Documents Purchaser may reasonably require following Closing, including any fees or penalties which are levied, to the Purchaser or Vendor, due to the late or incorrect filing by the Purchaser. Vendor shall bear all costs of recording discharges or releases of security interests registered against Vendor's interest in the Assets.

4.6 SUBORDINATION OF AUXILIARY DOCUMENTS. All documents executed by the Parties and delivered pursuant to the provisions of this Article 4, or otherwise pursuant to this Agreement, are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of conflict.

4.7 CANCELLATION OF LETTER OF INTENT. Upon execution of the Agreement by the Parties, the Letter of Intent is cancelled, deemed void, and of no further effect.


5.   PURCHASER'S REVIEW AND TITLE DEFECTS
-----------------------------------------

5.1 ACCESS FOR INVESTIGATION. Vendor has allowed and shall continue to allow Purchaser and its employees, consultants, agents, legal counsel, accountants or other representatives, between the date of execution of this Agreement and the First Closing Date, to have access during normal business hours of Vendor to the premises of Vendor and at the location of the Assets in order to inspect:

     (a) all the books, accounts, and other production data of Vendor relating to the operations of and revenues resulting from the operation of the Assets in Vendor's possession;

     (b) Documents of Title material correspondence and files pertaining to the Assets, title opinions (if any) and technical operating data of Vendor pertaining thereto; and

     (c)  the tangible portion of the Assets;

     to enable Purchaser to carry out its due diligence, subject always to contractual restrictions imposed upon Vendor relating to disclosure.

5.2 NOTICE OF TITLE DEFECTS. Purchaser shall undertake a title review of the Assets. As soon as reasonably practicable after completion of its title review and, in any event, no later than two (2) Business Days prior to the Closing Date, Purchaser shall give Vendor written notice of all defects and omissions which, in the reasonable opinion of Purchaser, materially and adversely affect the title of Vendor to at least fifteen percent (15%) in value of the Assets and which Purchaser does not waive (all of which are referred to as "Title Defects"). Title Defects do not include the Permitted Encumbrances. Such notice shall include a description of each Title Defect and the interest affected thereby and to the extent reasonably possible, Purchaser's requirements for the rectification or curing thereof. Failure to include any Title Defects in a written notice when required, shall be deemed to be a waiver of such Title Defects.




                           Purchase and Sale Agreement

5.3 CURING TITLE DEFECTS. Vendor shall diligently make reasonable efforts to cure or remove all Title Defects of which Purchaser has timely notified Vendor. If such Title Defects can not be cured by Vendor to the satisfaction of Purchaser within thirty (30) days of such notice, then Purchaser has ten (10) days to elect in writing to terminate this Agreement under Clause 17.1 and in that event Purchaser shall be released from all obligations, other than those specified in Article 8. Failure to timely deliver such written election to Vendor is a waiver of said Title Defect.

6.   CLOSING CONDITIONS
-----------------------

6.1 PURCHASER'S CONDITIONS TO FIRST CLOSING. The obligation of Purchaser to complete the purchase of fifty percent (50%) of the Assets on the First Closing Date, shall be subject to the fulfillment of each of the following conditions precedent by the times set forth below or if not stated, at, or prior to, the First Closing Date:

     (a) MATERIAL COMPLIANCE OF REPRESENTATIONS AND WARRANTIES AND OFFICER'S CERTIFICATE. All of the representations and warranties of Vendor made in this Agreement shall be true and correct in all respects as of the Closing Date, and Vendor shall have delivered to Purchaser officer's certificates in the form of Schedule "B" and dated as of the Closing Date;

     (b) MATERIAL COMPLIANCE BY VENDOR. Vendor shall have performed or complied with, in all material respects, the terms and conditions' of this Agreement to the extent they are to be performed at or prior to the Closing Date;

     (c) DELIVERY OF CONVEYANCE DOCUMENTS. Vendor shall have executed and delivered the Conveyance Documents on the Closing Date;

     (d) NO SUBSTANTIAL DAMAGE. On the Closing Date, no substantial physical damage shall have occurred to the Assets which would have a material adverse effect on the aggregate value of the Assets;

     (e) NO SECURITY INTERESTS. Purchaser receiving recordable discharges or letters of no interest from the respective lender in respect of any and all security interests which are recorded against the Assets, or any part thereof, and which are not to be assumed by Purchaser;

     (f) RIGHTS OF FIRST REFUSAL. No Rights of First Refusal relating to the Assets shall remain in effect as of the Closing Date, either having been exercised by the holder thereof or having been waived by the holder thereof or having expired prior to the Closing Date, after proper notice being given.

     (g) DELIVERY OF TITLE. Prior to the First Closing Date, Vendor shall deliver to Purchaser all necessary transfers, novations, assignments and consents from other Persons required to transfer all of its right, title, and interest to fifty percent (50%) of the Assets from Vendor to Purchaser free and clear of any liens, mortgages, encumbrances, equities or claims created by, through, or under Vendor, except for the Permitted Encumbrances.

     The foregoing conditions are inserted for the sole benefit of Purchaser. In the event that any of the foregoing conditions are not fulfilled or met at or prior to the First Closing Date, Purchaser may terminate this Agreement under Clause 17.1, and in that event Purchaser shall be released from all



                           Purchase and Sale Agreement
     obligations, other than those specified in Article 8, and unless Purchaser can show that the condition or conditions, the non-performance thereof by Vendor has caused Purchaser to terminate this Agreement, are or were reasonably capable of being performed by Vendor, then Vendor shall also be released from all obligations, except those specified in Article 8; provided that any condition may be waived in writing, in whole or in part, by Purchaser without prejudice to its right of termination in the event of non-fulfillment of any other condition or conditions. Except as provided in Clause 17.2, after the First Closing Date, Purchaser may not rescind or terminate this Agreement and Purchaser's remedies, if any, shall be limited to damages.

6.2 VENDOR'S CONDITIONS TO FIRST CLOSING. The obligation of Vendor to complete the sale of fifty percent (50%) of the Assets on the First Closing Date shall be subject to the fulfillment of each of the following conditions precedent at or prior to the First Closing Date:

     (a) MATERIAL COMPLIANCE OF REPRESENTATIONS AND WARRANTIES AND OFFICERS' CERTIFICATE. All of the representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the Closing Date, and Purchaser shall have delivered to Vendor an officer's certificate in the form of Schedule "H" and dated as of the Closing Date;

     (b) MATERIAL COMPLIANCE BY PURCHASER. Purchaser shall have performed or complied with, in all material respects, the terms and conditions of this Agreement to the extent they are to be performed at or prior to the Closing Date;

     (c) DELIVERY OF DOCUMENTS. Purchaser shall have executed and delivered to Vendor at least one copy of the Conveyance Documents;

     (d) DELIVERY OF RESTRICTED SHARES. On the Effective Date, Purchaser shall issue and deliver the Restricted Shares to the Escrow Agent.

6.3 CONDITIONS FOR BENEFIT OF VENDOR. The foregoing conditions are inserted for the sole benefit of Vendor. In the event that any of the foregoing conditions are not fulfilled or met at or prior to the First Closing Date, Vendor may terminate this Agreement under Clause 17.1, and in that event Vendor shall be released from all obligations, except those specified in
     Article 8, and unless Vendor can show that the condition or conditions the non-performance thereof by Purchaser has caused Vendor to terminate this Agreement, are or were reasonably capable of being performed or caused to be performed by Purchaser, then Purchaser shall also be released from all obligations except those specified in Article 8; provided that any condition may be waived in whole or in part by Vendor without prejudice to its right of termination in the event of non-fulfillment of any other conditions. Except as provided in Clause 17.2, after the First Closing Date, Purchaser may not rescind or terminate this Agreement and Purchaser's remedies, if any, shall be limited to damages.

6.4 PURCHASER'S CONDITIONS TO SECOND CLOSING. Prior to the Second Closing, the Earning Well will be capable of producing in paying quantities as such term is normally understood for wells in the area of the Earning Well.

     (a) DELIVERY OF CONVEYANCE DOCUMENTS. Vendor shall have executed and delivered the Conveyance Documents on the Second Closing Date;

     (b) DELIVERY OF TITLE. Prior to the Second Closing Date, Vendor shall deliver to Purchaser all necessary transfers, novations, assignments



                           Purchase and Sale Agreement
          and consents from other Persons required to transfer all of its right, title, and interest to the second fifty percent (50%) of the Assets from Vendor to Purchaser free and clear of any liens, mortgages, encumbrances, equities or claims created by, through, or under Vendor, except for the Permitted Encumbrances.

6.4 VENDORS CONDITIONS TO SECOND CLOSING. The obligation of Vendor to complete the sale of fifty percent (50%) of the Assets on the Second Closing Date shall be subject to the fulfillment of each of the following conditions precedent at or prior to the Second Closing Date:

     (a) Purchaser shall have performed or complied with, in all material respects, the terms and conditions of this Agreement to the extent they are to be performed at or prior to the Second Closing Date;

     (b) Purchaser shall have funded, drilled and tested all potentially productive zones of the Earning Well; and

     (c) Purchaser shall fully pay or otherwise satisfy the Loan Agreement and Production Payment Obligation for the Cash Payment.

6.5 DILIGENCE WITH RESPECT TO CONDITIONS. Each Party shall proceed diligently, honestly and in good faith and use reasonable efforts in order to satisfy its respective conditions set forth in Article 6.

6.6 EXTENSION OF CLOSING DATE. The Parties may mutually agree to extend either of the Closing Dates.

7.   MAINTENANCE OF ASSETS
--------------------------

7.1 LIMITATIONS ON VENDOR. From the execution of this Agreement by the Parties until the Second Closing Date or Termination of the Farmout Agreement,
     Vendor:

     (a) shall, to the extent it is Operator of the Assets, maintain and operate the Assets in a proper and prudent manner in accordance with the terms of the Operating Agreement;

     (b) from and after expenditure of the Workover Funds, shall not, without the prior written consent of Purchaser:

          (i) voluntarily assume or initiate any obligation, or make any commitment with respect to the Assets, if the amount of such obligation or commitment is estimated to exceed ten thousand dollars ($10,000);

          (ii)   surrender or abandon any of the Assets;

          (iii) amend any Document of Title or enter into any new agreement of a material nature, respecting the Assets;

          (iv) sell any of the Assets except sales of the production of Petroleum Substances in the ordinary course of business;

          (v)    except for Permitted  Encumbrances, encumber any of the Assets;
                 or




                           Purchase and Sale Agreement

          (vi) exercise any Rights of First Refusal or area of mutual interest option arising out of the Assets,

          except Vendor may without the prior written consent of Purchaser exceed the guidelines set forth in Clause 7.1 (b) (i), if reasonably required to protect life or property in an emergency situation, to comply with laws or to preserve the value of the Assets if proper and prudent and in accordance with generally accepted oil and gas practices and procedures, in which case, Vendor shall promptly notify Purchaser of such action and the estimated cost thereof.

7.2 LIMITATION ON PURCHASER. Until the First Closing Date, Purchaser shall not be entitled to propose to Vendor, or to cause Vendor to propose to others, the conduct of any operations, or the exercise of any right or option in relation to the Assets, except with the written consent of Vendor which may be withheld at Vendor's sole discretion. Vendor shall give prompt notice of any proposal made to it to Purchaser.

7.3 LIMITATIONS AFTER THE FIRST CLOSING. After the First Closing Date, the following shall apply with respect to those Assets for which novation is not completed:

     (a) Vendor shall promptly forward to Purchaser copies of all information and documents it receives from others with respect to such Assets;

     (b) Vendor shall promptly remit to Purchaser, after having received from others, its proportional share of all revenues (less expenses paid by Vendor), which have accrued after the Effective Date in respect of such Assets; and

     (c) Vendor shall make such elections and respond to all notices received in respect of such Assets in accordance with the Operating Agreement.

7.4 RATIFICATION OF VENDOR'S ACTIONS. From and after the First Effective Date and until Purchaser is the registered owner of one-half of the Assets pursuant to the Documents of Title delivered at the First Closing, Vendor shall be deemed to be agent of Purchaser with respect to one-half of the Assets to be delivered at the First Closing, and Purchaser ratifies all actions taken or lack of action taken by Vendor in connection with the Assets on behalf of Purchaser in accordance with the terms and provisions of this Agreement other than those actions for which Vendor has been grossly negligent or where Vendor is guilty of willful misconduct. Any act or omission of Vendor, its directors, agents or employees, shall not be considered gross negligence or willful misconduct if done or omitted in accordance with the instructions or written concurrence of Purchaser.

7.5  PURCHASER  LIABILITY AND INDEMNITY TO VENDOR.  If the First Closing occurs,
     Purchaser hereby agrees to indemnify and save harmless Vendor, its directors, agents and employees, from and against all liabilities, losses, costs (including legal costs on a solicitor/client basis), claims, damages and expenses which may be brought against or suffered by Vendor or its directors agents or employees, in relation to operations as a result of Vendor maintaining the Assets from and after the Effective Date of the First Closing as agent for Purchaser pursuant to this Article 7, provided such liability, loss, cost (including legal costs on a solicitor/client basis), claim, damage, or expense is not a direct result of the gross negligence or willful misconduct of Vendor, its directors, agents or employees. Any act or omission of Vendor, its directors, agents or employees, shall not be considered gross negligence or willful misconduct if done or omitted in accordance with the instructions or concurrence of Purchaser.



                           Purchase and Sale Agreement

8.   CONFIDENTIALITY OF PURCHASER
---------------------------------

8.1 CONFIDENTIALITY. Until the First Closing Date, or in the event of termination of this Agreement without consummation of the transactions contemplated herein, Purchaser shall keep confidential all information respecting the Assets obtained from Vendor. Such confidential information respecting the Assets shall be used only for the purposes of this acquisition and disclosed only to those of its employees, agents, legal counsel, accountants or other representatives on a "need to know" basis. Upon Closing, Purchaser's rights to use or disclose such information shall be subject only to confidentiality provisions contained in any operating or other existing agreements that may apply thereto in respect of the Assets. Any information obtained as a result of such access which does not relate to the Assets shall continue to be treated as confidential and shall not be used by Purchaser without the prior written consent of Vendor. The restrictions on disclosure and use of information obtained in connection with this Agreement shall not apply to information, to the extent it:

     (a) is or becomes publicly available through no act or omission of Purchaser or its employees, agents, consultants, advisors or other representatives;

     (b) is subsequently obtained lawfully from a Person who, after reasonable inquiry, Purchaser does not know is bound to Vendor to restrict the use or disclosure of such information;

     (c) is already in Purchaser's possession at the time of disclosure, without any restriction on its disclosure; or

     (d) is required to be disclosed pursuant to the applicable legislation, regulations, or rules or by the direction of any court, tribunal or administrative body having jurisdiction.

     Specific items of information shall not be considered to be in the public domain merely because more general information respecting the Assets is in the public domain.

8.2 PURCHASER'S REPRESENTATIVES. If Purchaser employs consultants, advisors or agents to assist in its review of the items listed in Clause 5.1, Purchaser shall be responsible to Vendor for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in Clause 8.1 and Purchaser shall be liable to Vendor for all damages, costs or expenses Vendor may suffer or incur as a result of any unauthorized use or disclosure of such confidential information in contravention of this Clause 8.2 by such representatives of Purchaser.

8.3 RETURN OF CONFIDENTIAL INFORMATION. If the First Closing does not occur and this Agreement is terminated, then all documents, geological and seismic data, lease or well files, working papers and other written material obtained from Vendor in connection with this Agreement shall be returned to Vendor forthwith. No copies of such information are to be retained by Purchaser.

9.   REPRESENTATIONS AND WARRANTIES OF VENDOR
---------------------------------------------

9.1 REPRESENTATIONS AND WARRANTIES OF VENDOR. Vendor hereby represents and warrants to Purchaser that:





                           Purchase and Sale Agreement

     (a) STANDING. It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and in good standing under the laws of the State of Mississippi;

     (b) REQUISITE AUTHORITY. It has all necessary corporate power, authority and capacity to enter into and execute this Agreement, to sell the Assets and to perform its other obligations under this Agreement;

     (c) NO CONFLICTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, its charter, bylaws or similar controlling documents of Vendor, or any provision of any agreement or instrument of a material nature to which it is a party or is bound, or any judgment, decree, order, statute, rule or regulations applicable to it and of which it is aware is in effect in Louisiana, except requirements of Documents of Title to obtain consents of other Persons who are parties thereto to the sale of the Assets pursuant hereto;

     (d) EXECUTION AND ENFORCEABILITY OF DOCUMENTS. This Agreement has been duly executed and delivered by it and all other documents required hereunder to be executed and delivered by it at any Closing pursuant hereto shall be duly executed and delivered. This Agreement does, and such documents will, constitute legal, valid and binding obligations of it enforceable in accordance with their respective terms, subject to the qualification that their enforceability may be limited by rules of equity and by insolvency, bankruptcy and other laws of general application affecting the enforcement of creditors' rights;

     (e) FINDER'S FEES. It has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Purchaser shall have any obligation or liability;

     (f) LAWSUITS. To its Knowledge, based upon an examination of its records, no suit, action or other proceeding is in existence, pending or threatened against or by it before any court or governmental agency which would materially adversely affect, Vendor's title to or ownership of the Assets or the values of the Assets;

     (g) ENCUMBRANCES. The Assets will, to its Knowledge, at the Closing Date, be free and clear of any liens, encumbrances and adverse claims created by, through or under Vendor except for the Permitted Encumbrances, those disclosed in the Documents of Title, those Title Defects waived by Purchaser and as otherwise set out on Schedules "A" and "D" hereto;

     (h) KNOWLEDGE OF DEFAULT. To its Knowledge based upon an examination of its records, it has not received notice of any material default under any Documents of Title which default is continuing as of the Closing Date and would adversely impact upon the value of the Assets or any part thereof or subject the Documents of Title to cancellation or termination;

     (i) PRODUCTION SALES AGREEMENTS. There are no Production Sales Agreements or arrangements under which it, or any Person acting on its behalf, is obligated to sell or deliver Petroleum Substances allocable to the



                           Purchase and Sale Agreement

          Petroleum and Natural Gas Rights to any Person, other than contracts which are terminable without penalty on less than thirty-two (32) days' notice;

     (j) TAKE OR PAY AMOUNT. To its Knowledge, there are no Take or Pay Amounts outstanding as of the Effective Date;

     (k) REDUCTION OF INTEREST. Except for Permitted Encumbrances and as disclosed in the Documents of Title, to its Knowledge, the Petroleum and Natural Gas Rights are not subject to reduction by virtue of the conversion or other alteration of the interest of any Person under existing agreements created by, through or under Vendor;

     (l) GOOD STANDING UNDER AGREEMENTS. To its Knowledge based upon an examination of its records, Vendor is not in breach in any material respect under any material agreements and instruments having application to the Assets or any part thereof to which it is a party or is bound;

     (m) CARRIED INTERESTS. Except as disclosed in the Documents of Title, to its Knowledge based upon an examination of its records, there are no Carried Interests other than Vendor's Carried Interest and the interests of non-consenting owners of drilling rights in the wells who have been integrated under state law;

     (n) PRODUCTION PENALTY. Except as disclosed in Schedule "A", to its Knowledge based upon an examination of its records, the Wells related to the Lands are not subject to a production penalty whereby the production proceeds allocable to Vendor's interest are payable to a third party until an amount calculated in respect of certain costs and expenses paid by such third party are recovered by such third party;

     (o) PAYMENT OF TAXES. To its Knowledge based upon an examination of its records, all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom payable by it to the Effective Date have been paid and discharged;

     (p) LAWS. To its Knowledge, it has not received notice of default in any material respect of any decrees, statutes and regulations of governmental authorities which relate to the Assets, the default or failure of which would have a material adverse effect on the value of the Assets or any part thereof;

     (q) JUDGMENTS AND LAWS. To its Knowledge, Vendor is not in default of any judgment, order, writ, injunction or decree of any court, government department, commission or other administrative agency and it is, to its Knowledge, substantially complying, in all material respects, with all decrees, statutes and regulations of governmental authorities, the default or failure of which by it would have an adverse effect on the value of the Assets or any part thereof,

     (r) ENVIRONMENTAL MATTERS. To its Knowledge, based upon an examination of its records, it has not received while serving as Operator:

          (i) any orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets;





                           Purchase and Sale Agreement

          (ii) any demand or notice with respect to the breach of any environmental law applicable to the Assets, including, without limitation, any regulations respecting the use, storage, treatment, transportation or disposition of petroleum substances or contaminants; or

          (iii) order, directive, notice, or demand from any third parries with respect to Abandonment and Reclamation Obligation, other than as disclosed in Schedule "A",


          which orders, directives, demands or notices remain outstanding as of the Closing Date;

     (s) ENVIRONMENTAL CLAIMS. To its Knowledge based upon an examination of its records, while serving as Operator, Vendor has not received any notice of any claim by any third party (including governmental authorities) of pollution or other Environmental Damage arising from drilling, production or similar operations on the Lands or lands pooled or unitized therein or of any claim requesting that any action be taken to prevent pollution or other Environmental Damage from drilling, production or other operations on the Lands or lands pooled or unitized therewith which notice or claim retrains outstanding as of the date hereof;

     (t) OIL AND GAS FIELD PRACTICE. To its Knowledge, where Vendor was the operator at the relevant time, the Wells related to the Lands have, in all material respects, been drilled and if completed, completed and if abandoned, abandoned in compliance with all statutes, rules and regulations existing at the relevant time;

     (u) RIGHTS OF FIRST REFUSAL. To its Knowledge, based upon an examination of its records, no Rights of First Refusal relating to the Assets shall remain in effect as of the Closing Date, either having been waived or exercised by the holder thereof or having expired after proper notice being given;

     (v)  DISCLOSURE  OF  DOCUMENTS.   To  its  Knowledge,   all  documents  and
          agreements affecting the title to the Assets or production of revenue from the Assets will have been made available by vendor to Purchaser;

     (w) ROYALTIES. To its knowledge, all royalties payable by Vendor in respect of the Petroleum and Natural Gas Rights have been properly paid as of the Effective Date;

     (x) MISSISSIPPI STATE OIL AND GAS BOARD. To its Knowledge, Vendor is not in breach of any orders or directives of the Mississippi State Oil and Gas Board, nor is Vendor aware of any other matter, which would result in an undue delay or an inability to register the transfer of well licenses for the Wells;

     (y) EXISTING ROYALTIES. To its Knowledge, any previously existing royalty interests encumbering the Petroleum and Natural Gas Rights is less than or equal to a 25% royalty interest; and

     (z) WORKING INTEREST ON EARNING WELL. To the best of its Knowledge, the Assets and Vendor's Carried Interest on the unit to be formed for Earning Well will comprise at least 89.44% of the Earning Well unit ownership.





                           Purchase and Sale Agreement

9.2 NO WARRANTY OF TITLE. Except as specifically set forth in Article 9.1, Vendor does not warrant title to the Assets or purport to convey any better title than it now has or is entitled to receive.

9.3 NO OTHER VENDOR REPRESENTATIONS OR WARRANTIES. Except as and to the extent set forth in Clause 9.1, Vendor does not make, and Purchaser does not rely on any representation or warranty whatsoever. Without limiting the generality of the foregoing, Vendor does not make any representation or warranty with respect to:

     (a) the quality, quantity or recoverability of the Petroleum Substances within or under the Lands or any lands pooled or unitized therewith;

     (b)  the value of the Assets or the future revenues applicable thereto;

     (c)  any economic evaluations respecting the Assets; or

     (d) the quality, condition, merchantability or serviceability of all or any of the Tangible Interests, or their suitability for any particular purpose.


10.  REPRESENTATIONS AND WARRANTIES OF PURCHASER
------------------------------------------------

10.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Vendor that:

     (a) STANDING. It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and, as of the First Closing Date, will be qualified to do business in the State of Mississippi;

     (b) REQUISITE AUTHORITY. It has all necessary corporate power, authority and capacity to enter into this Agreement and to purchase and pay for the Assets, on the terms described herein and to perform its other obligations under this Agreement;

     (c) NO CONFLICTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with its charter, bylaws or similar controlling documents of it, or any provision of any agreement or instrument to which it is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Purchaser in effect in Canada or the United States of America of which it is aware;

     (d) EXECUTION AND ENFORCEABILITY OF DOCUMENTS. This Agreement has been duly executed and delivered by it and all other documents required hereunder to be executed and delivered by it at any Closing pursuant hereto shall be duly executed and delivered. This Agreement does, and such documents, will, constitute legal, valid and binding obligations of it enforceable in accordance with their respective terms, subject to the qualification that their enforceability may be limited by rules of equity and by insolvency, bankruptcy and other laws of general application affecting the enforcement of creditors' rights;

     (e)  FINDER'S  FEES.  It has not  incurred  any  liability,  contingent  or
          otherwise,   for  brokers'  or  finders'   fees  in  respect  of  this
          transaction for which Vendor shall have any obligation or liability;



                           Purchase and Sale Agreement

     (f) PURCHASER AS PRINCIPAL. It is acquiring the Assets in its capacity as a principal;

     (g) FINANCING CAPABILITY OF PURCHASER. It either now has, or will have at First Closing Date, sufficient funds to close the transactions hereby contemplated upon the First Closing Date and will have, within sixty
          (60) days of Vendor receiving the necessary permit from the State Oil and Gas Board to drill the Earning Well, the Earning Well Drilling Funds;

     (h) ISSUED AND OUTSTANDING SHARES. As of the First Closing Date, the issued and outstanding share capital of the Purchaser (excluding the Restricted Shares) is 58,944,776 common shares, of which 18,638,835 common shares are registered under the Securities Act of 1933, and there are no other issued and outstanding securities issuable or convertible into common shares of the Purchaser; and

     (i) PUBLIC COMPANY. As of the First Closing Date, the Purchaser is a public company registered under the Securities Exchange Act of 1934 and its common shares are quoted for trading an the OTC Bulletin Board under the symbol "UDCCF".

     (j) AUTHORITY TO ISSUE STOCK. As of the First Closing Date, Purchaser has all corporate and regulatory authority necessary to properly and validly issue the Restricted Shares to Vendor.

10.2 PURCHASER'S OWN EXAMINATION AND EVALUATION. Purchaser acknowledges that it will make its own independent investigation, analysis, evaluation and inspection of Vendor's interest in the Assets, including a review of Vendor's title thereto and the state and condition thereof, and, other than Vendors representation and warranties in Section 9.1, will have relied solely on its own investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets and Vendor's title thereto.

11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES
-----------------------------------------------

11.1 DATES   REPRESENTATIONS  AND  WARRANTIES  APPLY.  The  representations  and warranties of the Parties set forth in Clauses 9.1 and 10.1 shall be true or performed, as the case may be, as of the First Closing Date.

11.2 LIMITATION OF LIABILITY. The representations and warranties contained herein shall survive the Closing Dates, notwithstanding the delivery of any covenants, representations and warranties in any other agreements prior or subsequent thereto, and shall remain in full force and effect for the benefit of Purchaser with respect to Clause 9.1 and for the benefit of Vendor with respect to Clause 10.1, but no claim or action in respect of any breach of such representation or warranty shall be made unless the Party making such claim or bringing such action has given notice of such claim (including reasonable particulars of the misrepresentations or breach) to the other within twelve (12) months following the Closing Date. Notwithstanding any other provision of this Agreement:

     (a) a Party shall not be entitled to any payment from the other Party for breach of any covenants, representations or warranties referred to in Clauses 9.1 and 10.1 for misrepresentation pursuant to this Agreement or for indemnification pursuant to Clause 12.1, unless a claim(s) by such Party exceeds in aggregate Two Thousand Five Hundred Dollars ($2,500.00); and




                           Purchase and Sale Agreement

     (b) the maximum aggregate liability of Vendor to Purchaser for any breaches of any covenants, representations or warranties referred to in Clause 9.1, for misrepresentation pursuant to this Agreement and in respect of any claims for indemnity pursuant to Clause 12.1, shall not in any event exceed the lesser of One Million Dollars ($1,000,000) or the Purchase Price, except in the event of fraud on the part of the Vendor.

11.3 KNOWLEDGE BY PURCHASER. Purchaser shall have no remedy or cause of action for a breach of representation or warranty for any circumstance, matter or thing of which the Purchaser has knowledge, as defined in Clause 1.1(u).

11.4 NOT TRANSFERABLE.  The  representations and warranties set forth in Clauses
     9.1 and 10.1 are made for the exclusive benefit of Purchaser and Vendor, as the case may be, and are not transferable and may not be the subject of any rights of subrogation in favor of any other Person.

12.  INDEMNITY
--------------

12.1 INDEMNITY OF VENDOR. Subject to Clause 11.2, Vendor shall indemnify Purchaser and its directors, employees and agents from and against all Losses which Purchaser, its directors, employees or agents, pays or pay to third parties solely and exclusively as a consequence of a breach, as of the Closing Date, of any representations and warranties of Vendor contained in Clause 9.1 of this Agreement, excepting any Losses, if and to the extent caused by the gross negligence or willful default of Purchaser, its successors, agents or assigns. The indemnity granted by Vendor in this Clause 12 is not a title warranty and does not provide an extension of any representation or warranty contained in Clause 9.1 or any additional remedy with regard to the breach by Vendor of any representation or warranty. Furthermore, the indemnity of Vendor to Purchaser granted pursuant to this Clause 12 shall only apply to claims of indemnity made by Purchaser to Vendor by giving written notice to Vendor within twelve (12) months following the First Closing Date and, in any event, the maximum aggregate liability and indemnity of Vendor to Purchaser for losses suffered by Purchaser pursuant hereto and as a result of any breaches of any representations or warranties shall not exceed the Purchase Price, except in the event of fraud on the part of the Vendor.

12.2 INDEMNITY OF PURCHASER. Subject to Clause 11.2, Purchaser shall indemnify Vendor and its directors, employees and agents from and against all Losses which Vendor, its directors, employees or agents, pays or pay to third parties solely and exclusively as a consequence of a breach, as of the Closing Date, of any representations and warranties of Purchaser contained in Clause 10.1 of this Agreement, excepting any Losses, if and to the extent caused by the gross negligence or willful default of Vendor, its successors, agents or assigns. The indemnity granted by Purchaser in this Clause 12 is not a title warranty and does not provide an extension of any representation or warranty contained in Clause 10.1 or any additional remedy with regard to the breach by Purchaser of any representation or warranty. Furthermore, the indemnity of Purchaser to Vendor granted pursuant to this Clause 12 shall only apply to claims of indemnity made by Vendor to Purchaser by giving written notice to Purchaser within twelve
     (12) months following the First Closing Date and, in any event, the maximum aggregate liability and indemnity of Purchaser to Vendor for Losses suffered by Vendor pursuant hereto and as a result of any breaches of any representations or warranties shall not exceed the Purchase Price, except in the event of fraud on the part of the Purchaser.

12.3 For the purpose of this Article 12, "Losses" means losses, costs, claims, damages, expenses and liabilities and includes, without limitation, legal fees and costs on a solicitor and client basis.



                           Purchase and Sale Agreement

13.  ONGOING COVENANTS OF PURCHASER
-----------------------------------

13.1 DOCUMENTS OF TITLE. On and after the First Closing Date, Purchaser agrees with Vendor it shall be bound by, observe and perform, as they become due, all covenants, obligations and liabilities respecting the share of Assets acquired by Purchaser, including, without limitation, the performance of all obligations of Vendor under the Documents of Title and other agreements respecting such Assets.

13.2 VENDOR'S ACCESS TO RECORDS. On and after the First Closing Date, Purchaser hereby agrees to allow Vendor, its employees, agents, legal counsel, accountants and other representatives, to have access to the premises of Purchaser during normal business hours of Purchaser in order to inspect and take copies of such information delivered by Vendor to Purchaser in accordance with Clause 5.1, if reasonably required by Vendor, in connection with any governmental audit, any potential or threatened legal or administrative proceeding by or against Vendor in relation to the Assets, or to enable Vendor to comply with a law or the requirement of any governmental authority. Nothing herein shall prevent Vendor from making and retaining copies of any such documents at any time. Vendor shall hold all information and documents confidential pursuant to Section 8 of this Agreement and same shall only be used by Vendor for the purpose specified by Vendor.

13.3 INITIATION OF AUDITS. On and after the Closing Date up until Final Adjustments are made, Purchaser shall advise Vendor of the initiation and results of any governmental audit in relation to the Assets to the extent it relates to any matters accruing prior to the Effective Date.

13.4 VENDOR RIGHT TO NOMINATE DIRECTOR. After the First Closing Date, Vendor shall have the right to nominate one (1) director to the board of directors of Purchaser. After the Second Closing Date, Vendor shall have the right to nominate two (2) directors, being a total of fifty percent (50%), to the board of directors of the Purchaser.

13.5 VENDOR OPERATOR STATUS. As of the Effective Date, Vendor shall be retained by Purchaser as the operator on the Lands until the Second Closing Date or, thereafter, such date as Purchaser may deem necessary for the ongoing operations on the Lands. After the Second Closing Date, such determination will be in the Purchaser's sole and absolute discretion. The parties agree to enter into an Operator Agreement substantially in the form attached as Schedule "J" on the First Closing Date. The Operating Agreement shall govern all oilfield operations pertaining to the Assets from and after the Effective Date of the First Closing Date.

13.6 CONSULTING AGREEMENT. Within five (5) Business Days after the First Closing Date, the Parties will execute a Consulting Agreement substantially in the form attached as Schedule "I" whereby Vendor and Whitney Pansano will each be engaged to perform consulting services for the benefit of the Purchaser in its oil and gas activities and in particular for the Assets.

13.7 LEASES  IN  GOOD  STANDING.   Purchaser  agrees  to  use  its  commercially
     reasonable best efforts to keep all leasehold interests of the Lands in good standing, and in the event such leasehold terms will expire, Purchaser agrees to assign such leasehold interests to Vendor, prior to the expiration of the lease, at no cost to the Vendor.

13.8 ADJUSTMENT OF SHARES FOR DILUTION; NO MERGER OR REDEMPTION WITHOUT APPROVAL. Except with respect to the issuance of common shares by Purchaser pursuant to this Agreement or to Vendor or Whitney Pansano (or their




                           Purchase and Sale Agreement
     designees) pursuant to any consulting or similar arrangement with such persons, the Restricted Shares will be adjusted for dilution as follows:

     (a) If, during the two-year period following the Effective Date, excluding shares issued pursuant to Permitted Issuances, Purchaser issues in the aggregate more than 5,000,000 shares of common stock or securities that may be converted into more than 5 000,000 shares of common stock of the Purchaser, the Purchaser will issue sufficient additional shares to Vendor so that, on a fully diluted basis. Vendor will have the same percentage of shares that Vendor possesses on the Effective Date (excluding from such calculation, shares issued pursuant to the Permitted Issuances). For the purposes of this Section, shares issued pursuant to "Permitted Issuances" are shares of common stock issued pursuant to consulting or similar arrangements with Vendor or Whitney Pansano and up to 3 million shares issued within 4 months of the date hereof for the purpose of raising up to $500,000 as the Earning Well Drilling Funds.

     (b) For so long as the Vendor owns the common shares issued pursuant to this Agreement, the Purchaser will not undertake one transaction or a series of transaction by which it will undergo a merger, acquisition, consolidation or combination with another entity without the approval of Vendor.

     (c) For so long as the Vendor owns the common shares issued pursuant to this Agreement, the Purchaser will not redeem or repurchase and will not agree or arrange to redeem or repurchase any of its issued and outstanding security interests without the approval of Vendor.

     (d) Purchaser shall register the Restricted Shares in accordance with the terms and conditions of the Registration Rights Agreement.

13.9 VENDOR'S OPTION TO REGAIN TITLE. Purchaser grants to Vendor an option to receive a re-assignment of all Assets held by Purchaser for the sum of Ten Dollars ($10) in the event of bankruptcy or insolvency of Purchaser as determined by a bankruptcy court or court appointed administrator, and subject to applicable creditor laws. In the event that Purchaser decides to abandon any one leasehold interest on the Lands, Purchaser will give Vendor thirty (30) days written notice that Vendor may purchase the leasehold interest at no cost before transferring it to a third party.

13.10 OPERATING OBLIGATIONS.

     (a) For so long as Vendor owns any of the Restricted Stock, Purchaser agrees that it will not and will not permit any subsidiaries to:

          (i)    fail  to file any  report  timely  with  all   information  and
                 disclosures as required under United States securities laws;

          (ii) fail to engage or cause to be engaged a market maker to support the price and active trading of the Purchaser's publicly traded stock;

          (iii) fail to use its best efforts to stay and maintain its common shares publicly traded on the OTCBB or NASDAQ National Market System quotation service;





                           Purchase and Sale Agreement

          (iv) amend or otherwise change its certificate of incorporation or By-laws or equivalent organizational documents;

          (v) increase the number of Board of Directors of Purchaser above four persons; or

          (vi) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

     (b) From the date of this Agreement until either (i) until the Purchaser's board of directors consists of at least 50 percent of persons nominated by Vendor or (ii) so long as Vendor owns any of the Restricted Stock, which ever occurs first, Purchaser agrees that it will not and will not permit any subsidiaries to:

          (i) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, including by operation of Law or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including intellectual property and real property), except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice and except for the sale of VCL Communications;

          (ii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

          (iii)  reclassify, combine,  split,  exchange, recapitalize, subdivide
                 or   redeem,  purchase  or  otherwise   acquire,  directly   or
                 indirectly, any of its capital stock, or other securities;

          (iv) dissolve, liquidate or otherwise terminate the existence in good standing of the Purchaser or any of its subsidiaries under applicable law; or

          (v) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing

13.11 EARNING WELL DRILLING FUNDS. Purchaser covenants and agrees that it will use its best efforts to raise the Earning Well Drilling Funds within four months from the date of this Agreement. In the event less than all of the Earning Well Drilling Funds are used to drill, test, complete and equip said Well (or to drill, test and plug said Well), Purchaser agrees that the balance of said Funds will be used to pay, at purchaser's election in writing to Vendor,

     (a) Purchaser's Proportionate Share of any workover costs on the Wells in excess of the Workover Funds; or

     (b)  All or part of the principal due on the Cash Payment.

13.12 WORKOVER FUNDS. The Workover Funds shall be made available to fully reimburse Vendor for all workover costs incurred on the wells after the First Closing Date which are attributable to that portion of the Assets in the possession of Purchaser and Vendor's Carried Interest (collectively "Purchaser's Proportionate Share"). Trustee of the Funds shall disburse funds to Vendor equal to Purchaser's Proportionate Share of all invoices



                           Purchase and Sale Agreement
     for such charges submitted by Vendor, within twenty (20) days of receipt of said invoices. Timely payment of each invoice is of the essence of this provision. Should any invoice not be timely paid, Vendor shall have the right and option to terminate this Agreement under Clause 17.2 (a).

13.13 RESTRICTION ON TRANSFER OF ASSETS. Purchaser covenants and agrees that until it delivers to Vendor the Earning Well Drilling Funds, Purchaser shall not sell, assign, transfer, convey, mortgage, grant an option in respect of, or grant a right to purchase or in any manner whatsoever transfer, alienate or otherwise dispose of, all or any part of the undivided 50% interest in the Assets acquired at on the First Closing Date.

14.  ONGOING COVENANT OF VENDOR
-------------------------------

(a) Vendor covenants and agrees that until the Second Closing Date or Termination of the Farmout Agreement, Vendor shall not sell, assign, transfer, convey, mortgage, grant an option in respect of, or grant a right to purchase or in any manner whatsoever transfer, alienate or otherwise dispose of, all or any part of its remaining undivided 50% interest in the Assets. Upon vesting of the additional 50% interest in the Assets to Purchaser, Vendor covenants and agrees to do or cause all necessary acts as may be required to deliver or transfer to Purchaser, the undivided additional 50% interest in the Assets, in the name of the Purchaser.

15.  NO MERGER
--------------

     The representations and warranties set forth in Clauses 9.1 and 10.1 and the indemnities set forth in Article 12 (all subject to Article 11) and the covenants in Articles 13 and 14 shall be deemed to apply to all assignments, transfers and other Conveyance Documents and there shall not be any merger of any representation, warranty, indemnity or covenant in such assignments, transfers or other Conveyance Documents, notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.

16.  NOTICE
-----------

16.1 METHOD OF NOTICE. Any notice, communication or other document (hereinafter called "Notice") required or permitted to be given under this Agreement by one Party to the other shall be in writing and shall be sufficiently given and received if:

     (a) personally served on the Person to whose attention the Notice is to be addressed pursuant to Clause 15.2, at the time of actual delivery, or, if delivered by hand to a responsible Person at the address of the Party to which such Notice is directed, two (2) hours following delivery to such Party; provided that if such time of deemed receipt is not within the normal business hours of the recipient Party, then such Notice shall be deemed received at the next commencement of business on a day that business is normally conducted by the recipient Party;

     (b) sent by telecopy (or by any other like method of telefacsimile by which a written message may be sent) and directed to the Person to whose attention the Notice is to be addressed pursuant to Clause 15.2 at that Party's telecopier number set forth below, and such Notice so given shall be deemed to have been received by the recipient, if the time of transmission is stated, two (2) hours following the time so stated; provided that if such time of deemed receipt is not within the normal business hours of the recipient Party, then such Notice shall




                           Purchase and Sale Agreement
          be deemed received at the next commencement of business an a day that business is normally conducted by the recipient Party; or

     (c) mailed by first class registered post, postage prepaid, to the other Party (such Notice so served shall be doomed to have been received by the recipient Party on the fourth (4th) Business Day of such recipient Party following the date of mailing thereof; provided that in the event of an actual or threatened postal strike or other labor disruption that may affect the trail service, Notices shall not be mailed.

     (d) sent via any courier or delivery entity in the business of delivering correspondence.

16.2 ADDRESS FOR NOTICE. The address for Notice for each of the Forties shall be as follows:

     VENDOR:                                    PURCHASER:
     -------                                    ----------
     Hawkeye Drilling Company                   Universal Domains Incorporated
     P.O. Box 98, Waskom, Texas 75692           Suite 502 - 828 Howe Street,
     Attention: Keith Robertson, President      Vancouver, B.C. V6Z 1R3
     Fax: 903/687-3397 and 225/261-3997         Attention: Alan Brown, President
           AND                                  Fax: 604-683-2688
     Whitney J. Pansano
     515 Oak Street
     Mendenhall, Mississippi 39114
     Fax: 601-847-0128


16.3 CHANGES ADDRESS FOR NOTICE. Any Party may, from time to time, change its address for Notice by giving written Notice to the other.

17.  TERMINATION
----------------

17.1 Prior to the First Closing Date, this Agreement may be terminated and the Parties released from all obligations of this Agreement except Section 8, only in accordance with Clause 5.3, Clause 6.1, Clause 6.2, or by mutual agreement of the Parties.

17.2 After the First Closing Date, this Agreement may be terminated as follows:

     (a) In the Event of Termination of the Farmout Agreement or failure for any reason to timely pay an invoice for Workover Funds under Clause 13.12, Vendor may, by written notice to Purchaser, terminate the Agreement and at its sale and absolute discretion instruct the Escrow Agent to deliver the Restricted Shares back to Purchaser for cancellation. Upon such instruction, Purchaser shall, within five (5) business days, execute a General Conveyance of all of its right, title and interest in the Assets back to Vendor, or its designee. At this time the Parties will be released from all other obligations of this Agreement, except Section 8;

     (b) In the event the Earning Well is drilled and all potentially productive zones are tested, but can not be completed as a well capable of producing in paying quantities, Purchaser shall have the option, but not the obligation, to terminate the Agreement, by written notice, with the following mandatory consequences:



                           Purchase and Sale Agreement

          (i) Upon such notice, Vendor shall, within five (5) business days, instruct the Escrow Agent to deliver the Restricted Shares back to Purchaser for cancellation;

          (ii) Purchaser shall forfeit any balance remaining of the Earning Well Drilling Funds and said balance shall be applied to, first, plug the Earning Well and, if any remains, to set-off all or a part of the balance due on the Cash Payment;

          (iii) Vendor shall keep any other shares of the stock of Purchaser it has acquired; and

          (iv)   Any principal  on the Cash Payment  still due and  owing  after set-off from the Earning Well Drilling Funds shall be recoverable out of a non-recourse production payment equal to fifty percent (50%) of the gross proceeds (less severance taxes) from Assets owned by Purchaser until the Cash Payment is fully satisfied;

          (v) Purchaser shall retain the 50% share of Assets acquired under Clause 3.2(a);

          (vi) the Parties will be released from all other obligations of this Agreement, except this provision and Section 8; and

     (c)  By mutual agreement of the Parties.

18.  MISCELLANEOUS PROVISIONS
-----------------------------

18.1 PUBLIC ANNOUNCEMENTS. No Party shall release any information concerning this Agreement and the transaction herein provided for without the prior written consent of Vendor, which will not be withheld unreasonably. Nothing contained herein shall prevent any Party at any time from furnishing information to any governmental agency or regulatory authority or to the public if required by applicable law or if such Party considers it to be advisable in the circumstances, provided that the Parties shall advise each other in advance of any public statement which they propose to make regarding the said transaction. Nothing herein contained shall prevent Vendor from furnishing information relating to the said transaction or the identity of Purchaser in connection with the procurement of the consent of other Persons or in sending notices concerning any Right of First Refusal where required pursuant to any Documents of Title.

18.2 HEADINGS AND DESCRIPTIONS. The headings of all Articles, Clauses and Subclauses are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement, or any provision thereof. Use of words "Article", "Clause" or "Subclause" in this Agreement refers to an Article, Clause or Subclause of this Agreement unless a contrary intention is specifically stated.

18.3 SINGULAR/PLURAL. Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate or vice versa, as the context requires.

18.4 CONFLICTS AND ENTIRE AGREEMENT. The provisions contained in all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict between the provisions contained in any documents or agreements collateral hereto and the provisions of this Agreement, the provisions of this Agreement shall prevail unless otherwise expressly provided herein.



                           Purchase and Sale Agreement

18.5 WAIVER. Any waiver of any term or condition of this Agreement or consent to any departure from this Agreement by one Party to the other shall be effective only if in writing and only in the specific instance and for the specific purpose for which it is given.

18.6 APPLICABLE  LAW.   This  Agreement  shall  be  construed  and  enforced  in
     accordance with the laws in effect in the State of Mississippi.

18.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated herein, contains all of the representations and warranties of the respective Parties and supersedes all prior agreements, documents, writing and verbal understandings between the Parties with respect to the sale of the Assets.

18.8 AMENDMENTS. This Agreement may not be amended or modified in any respect, except by written instrument executed by the Parties.

18.9 TIME OF THE ESSENCE. Time shall be of the essence of this Agreement and of every part thereof.

18.10 FURTHER ASSURANCES. After Closing, the Parties shall do all things and provide all assurances, as may be reasonably required to consummate the transactions contemplated by this Agreement, and each Party shall provide those further documents or instruments as may be reasonably required by the other Parties to give effect to this Agreement and to carry out its provisions.

18.11 ASSIGNMENT. Prior to Closing, neither this Agreement nor any rights or obligations under it shall be assignable by any Party without the prior written consent of the other Parties. After the Closing Date, no assignment, transfer of the Agreement of all or any portion of the Assets, by Purchaser shall relieve Purchaser from the obligations to Vendor herein, unless Vendor otherwise agrees. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties, and their respective successors and permitted assigns.

18.12 COSTS. Except as provided in this Agreement, the Purchaser and Vendor will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated thereby.

18.13 INDEPENDENT ADVICE.

     (a) Vendor acknowledges that Fraser and Company does not represent the Vendor and agrees that Vendor has had the opportunity to obtain independent legal, accounting, investment and tax advice prior to the execution and delivery of this Agreement, and in the event that the Vendor does not avail itself of that opportunity prior to signing this Agreement, such Vendor did so voluntarily and without any undue pressure or influence and agrees that any failure to obtain independent legal, accounting, investment or tax advice shall not be used as a defense to the enforcement of the Vendor's obligations under this Agreement.

     (b) Purchaser acknowledges that Adams and Reese, LLP does not represent the Purchaser and agrees that Purchaser has had the opportunity to obtain independent legal, accounting, investment and tax advice prior to the execution and delivery of this Agreement, and in the event that the Purchaser does not avail itself of that opportunity prior to signing this Agreement, such Purchaser did so voluntarily and without




                           Purchase and Sale Agreement
          any undue pressure or influence and agrees that any failure to obtain independent legal, accounting, investment or tax advice shall not be used as a defense to the enforcement of the Purchaser's obligations under this Agreement.

18.14 COUNTERPART EXECUTION. This Agreement may be executed by the parties hereto in as many counterparts as tray be necessary or by telecopied facsimile and each such agreement or telecopied facsimile so executed shall he deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shill he deemed to bear the date as set forth first above written.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date and year first above written.




VENDOR                                    PURCHASER
HAWKEYE DRILLING CO.                      UNIVERSAL DOMAINS INCORPORATED


By:      /s/ Allen Keith Robertson        By:      /s/ Alan Brown
    ----------------------------------        ----------------------------------
     Allen Keith Robertson, President               Alan Brown, President


WITNESS:                                  WITNESS:


      /s/ Jefferson D. Stewart                       /s/ Kit H. Lui
--------------------------------------    --------------------------------------
        Jefferson D. Stewart                           Kit H. Lui



































                           Purchase and Sale Agreement
                                  Page 33 of 33